EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Esterline Technologies Corporation of our report dated May 12, 2006 (except for notes 16 and 17 which are as of May 28, 2007) and our Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Differences dated May 28, 2007 relating to the financial statements of CMC Electronics Holdings Inc. for the years ended March 31, 2006 and 2005, which appear in the Current Report on Form 8-K/A of Esterline Technologies Corporation filed May 29, 2007 (filing no. 001-06357).

/s/ PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Montréal, Canada

June 28, 2007